Exhibit 10.3

TRADEMARK LICENSE AGREEMENT

[•], 2021

The parties to this Trademark License Agreement (the “Agreement”) are:

•                  Angel Oak Companies, LP f/k/a Angel Oak Companies LLC, a Delaware limited partnership with a principal place of business at 3344 Peachtree Road NE, Suite 1725, Atlanta, GA 30326 (“Angel Oak”); and

•                  Angel Oak Mortgage, Inc., a Maryland corporation with a principal place of business at 3344 Peachtree Road NE, Suite 1725, Atlanta, GA 30326 (“Licensee”).

Angel Oak and Licensee may be referred to individually as a “Party” or collectively as the “Parties.”

This Agreement is effective as of the date first written above (the “Effective Date”).

WHEREAS, Angel Oak is the owner of all rights in and to the ANGEL OAK word and design marks, both standing alone and in combination with other terms and/or design elements (the “Angel Oak Marks”), which it has used continuously in United States commerce since at least as early as 2014 in connection with mortgage banking services, namely, origination, acquisition, servicing, securitization and brokerage of mortgage loans; and strategic financial advisory services; and/or a logo consisting of a circle containing a stylized image of an oak tree with white branches extending up and out from either side of a white trunk surrounded by various geometric shapes in light blue and darker blue representing leaves.

WHEREAS, in addition to its strong common law rights in the Angel Oak Marks, Angel Oak is the owner of U.S. Trademark and Service Mark Registration Nos. 5,518,322 and 5,508,482;

NOW THEREFORE, in consideration of the representations, promises, and covenants set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.              Definitions. In addition to the definitions set forth elsewhere in this Agreement, the following definitions shall apply to this Agreement:

(a)                                 “Affiliate” shall have the meaning specified in Rule 501(b) under the Securities Act of 1933, as amended.

(b)                                 “Branded Services” means any Permitted Services branded with the Licensed Marks.

(c)                                  “Licensed Marks” means the Angel Oak Marks.

(d)                                 “Territory” means the lesser of worldwide and wherever Angel Oak is the owner of the Licensed Marks.

2.                                      License. Angel Oak grants to Licensee a non-exclusive, non-transferrable, non-sublicensable, royalty-free license to use the Licensed Marks in the Territory for promoting, providing, or otherwise commercializing mortgage services and real estate investment services, in accordance with all applicable laws and regulations within the Territory, including as part of the corporate name or trade name “Angel Oak Mortgage,” “Angel Oak Mortgage, Inc.,” “Angel Oak Mortgage REIT” or “AOMR” (the “Permitted Services”). Licensee shall make no other uses of the Licensed Marks without explicit, written permission from Angel Oak.  During the term of this Agreement, Licensee may use the ticker symbol “AOMR” to identify itself on the New York Stock Exchange or any other stock exchange approved in writing by Angel Oak, such approval not to be unreasonably withheld or delayed.

3.              Quality Control.

(a)                                 All uses by Licensee of the Licensed Marks and the Branded Services shall be of high and uniform quality, and Licensee shall maintain the high-quality reputation and distinctive quality of the Licensed Marks and the goodwill of Angel Oak associated therewith.

(b)                                 Licensee shall provide all Branded Services in accordance with Angel Oak’s quality control standards (the “Standards”). At the request of Angel Oak, Licensee shall provide to Angel Oak for approval a sample of any use of the Licensed Marks prior to making such use.

(c)                                  Angel Oak has the right, but not the obligation, to inspect the Branded Services provided by Licensee pursuant to this Agreement to ensure that Licensee is complying with the terms of this Agreement and the Standards. If Angel Oak believes in good faith that Licensee is not providing or offering the Branded Services in compliance with the terms of this Agreement and/or the Standards, within fifteen (15) days after receipt of Angel Oak’s written notice, Licensee shall take action to remedy the situation to ensure compliance with this Agreement and the Standards.

(d)                                 Licensee shall render, provide, and sell the Branded Services in accordance with all applicable laws and regulations.

4.              Term and Termination.

(a)                                 The term of this Agreement shall begin as of the Effective Date and shall continue in perpetuity, unless termination occurs pursuant to the other provisions of this Section 4.

(b)                                 This Agreement may be terminated by Angel Oak without cause and in its sole judgment after thirty (30) days’ written notice to Licensee or immediately if Angel Oak believes that Licensee is using the Licensed Marks improperly or is in material breach of this Agreement.

(c)                                  This Agreement shall terminate immediately if (i) Falcons I, LLC or another Affiliate of Angel Oak is no longer acting as manager (any such entity, the “Manager”) to Licensee under the Management Agreement, dated as of [•], 2021 (as the same may be amended, modified or otherwise restated, the “Management Agreement”), or a similar agreement that replaces the Management Agreement in the event the Management Agreement is terminated and so replaced, or (ii) if the Manager is no longer an Affiliate of Angel Oak. Upon notification of termination or non-renewal of the Management Agreement by Licensee to Manager, Angel Oak may elect to effect termination of this Agreement immediately at any time after 30 days from the date of such notification.

(d)                                 After termination of this Agreement, Licensee shall (i) cease use of the Licensed Marks in any manner and (ii) cease all use of the ticker symbol “AOMR” in connection with the New York Stock Exchange or any other applicable exchange.

5.              Ownership of Angel Oak Marks. Angel Oak has the sole right to maintain, at its own cost, the U.S. Trademark Registrations and any other registrations of the Angel Oak Marks. Licensee’s use of the Licensed Marks shall inure to the benefit of Angel Oak, and Licensee shall not seek to register (and shall not assist or cooperate with any third party in that third party’s registration of) the Licensed Marks or any marks that are confusingly similar to the Angel Oak Marks or any variation, transliteration, or translation of the Angel Oak Marks, anywhere in the world under Licensee or the third party’s name without the express written consent of Angel Oak. For the avoidance of doubt, Angel Oak has no duty to maintain the U.S. Trademark Registrations or any other registrations of the Angel Oak Marks.

6.              Acknowledgement of Angel Oak’s Rights.  Licensee agrees and acknowledges that Angel Oak exclusively owns the Angel Oak Marks. Licensee shall not represent that it has any ownership interest in the Angel Oak Marks and shall not directly or indirectly challenge the validity of the Angel Oak Marks or any applications or registrations of the Angel Oak Marks. Licensee shall always attribute the Licensed Marks as being Angel Oak’s trademarks and under license from Angel Oak in any written marketing or promotional materials provided to the public. Licensee agrees that Angel Oak shall own any foreign language transliteration or translation of the Licensed Marks, and any use by Licensee of any foreign language transliteration or translation of the Licensed Marks shall inure to the exclusive benefit of Angel Oak.

7.              Domain Names. Licensee shall not register any domain name(s) containing or consisting of any of the Angel Oak Marks without Angel Oak’s written permission.  Angel Oak explicitly provides permission for Licensee to use the Angel Oak Marks in connection with the following domain names: www.angeloakmortgageinc.com; www.aomi.com; www.angeloakreit.com; www.aomr.com; www.aoakreit.com; www.aoreit.com; www.aor.com; www.angeloakmortgagereit.com.

8.              Infringements. Licensee shall promptly notify Angel Oak of any actual or threatened infringement of the Licensed Marks in the Territory should it become aware of any such actual or threatened infringement.

9.              Claims Against Licensee. Licensee shall promptly notify Angel Oak of any actual or threatened claim based upon Licensee’s use of the Licensed Marks or of any suit, action, or proceeding brought against Licensee arising out of or related to the Branded Services.

10.       Indemnification. Licensee shall defend, indemnify, and hold Angel Oak harmless from and against any and all damages, claims, and other losses and liabilities (including but not limited to attorneys’ fees) arising out of or incurred in connection with (i) Licensee’s actions or omissions in connection with the Licensed Marks and/or the Branded Services; and (ii) any breach of any representation, warranty, covenant, or agreement made by Licensee in this Agreement.

11.       Notices. The Parties shall send all permitted or required notices by electronic mail or by overnight courier to the following addresses:

To Angel Oak:	To Licensee:

Angel Oak Companies, LP	Angel Oak Mortgage, Inc.
c/o Dory S. Black, General Counsel	c/o Brandon Filson, Chief Financial Officer
3344 Peachtree Road NE, Suite 1725	3344 Peachtree Road NE, Suite 1725
Atlanta, GA 30326	Atlanta, GA 30326
e-mail: dory.black@angeloakcapital.com	e-mail: brandon.filson@angeloakcapital.com

Notice shall be deemed to have been given twenty-four (24) hours after successful electronic mail transmission or at the time of delivery by overnight courier.

12.       Representations and Warranties. The Parties each represent and warrant that they have the full power and authority to bind, execute, and deliver this Agreement and to perform all obligations under this Agreement. Licensee further represents and warrants that Licensee shall have all the necessary registrations and licenses from applicable governmental authority within the applicable Territory to operate the Branded Services and shall operate Branded Services in accordance with all applicable laws and regulations

13.       Governing Law and Venue. This Agreement is governed by the federal trademark laws of the United States as to trademark matters, and the laws of the United States and the State of Georgia as to contract formation, interpretation, and construction matters, without regard to conflict or choice of law rules. Any claim or controversy relating in any way to this Agreement shall be litigated in the federal courts of the Northern District of Georgia, and the Parties irrevocably and unconditionally consent to the exclusive jurisdiction of those courts for the purpose of resolving such claim or controversy. The Parties further waive any defense or objection otherwise available based on venue or the doctrine of forum non conveniens.

14.       No Joint Venture. Under this Agreement, the relationship between the Parties is trademark licensor and trademark licensee. Neither Party is an agent of the other Party for purposes of this Agreement.

15.       No Waiver. No failure to exercise and no delay in exercising any right under this Agreement shall operate as a waiver of that right, nor shall any failure to exercise, or partial exercise, of any right under this Agreement preclude any other or further exercise of that right or the exercise of any other right. Nothing in this Agreement shall be deemed to limit or restrict in any way Angel Oak’s ability to enforce its intellectual property rights.

16.       Severability.  In the event that any term or provision of this Agreement is declared void or unenforceable by any court of competent jurisdiction, that term or provision shall be deemed stricken from this Agreement without in any way invalidating or impairing the remaining terms or provisions and the Parties agree to negotiate in good faith for a legal and enforceable substitute provision that most nearly conforms to the Parties’ intention in entering into this Agreement.

17.       Paragraph Titles.  The paragraph titles in this Agreement are for convenience only and have no legal or contractual effect

18.       Entire Agreement. This Agreement constitutes the entire agreement and understanding between the Parties relating to the subject matter of this Agreement, whether oral or written, and it supersedes, cancels, and replaces any and all prior agreements or understandings between the Parties pertaining to the subject matter of this Agreement. No modification or addition to this Agreement shall be deemed to be effective unless in writing and signed by both of the Parties.

19.       Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same document. This Agreement may be transmitted by electronic means in PDF format, and reproduction of signatures by electronic means in PDF format shall be treated as binding and as if original.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized representative, as indicated below.

ANGEL OAK COMPANIES, LP		ANGEL OAK MORTGAGE, INC.

By:	Angel Oak Managing Partner, Inc., its General Partner

By:		By:

Name:		Name:

Title:		Title:

[Signature Page to Trademark License Agreement]